Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statement (File Nos. 333-282615, 333‑256048 and 333-241837) on Form S-8 and the Registration Statement (File No. 333-282655) on Form S-3 of Murphy Oil Corporation, as well as to the reference in the December 31, 2025, annual report on Form 10-K of Murphy Oil Corporation, of our report regarding certain assets in the United States located in federal waters in the Gulf of America, effective December 31, 2025, and dated February 4, 2026, including any reference to our firm under the heading “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

Houston, Texas
February 23, 2026